Exhibit 10.33

GRANT OF INCENTIVE STOCK OPTION

THIS GRANT OF INCENTIVE STOCK OPTION, effective as of the 5th day of July, 2005 (the “Date of Grant”), is delivered by Casey’s General Stores, Inc., an Iowa corporation, on behalf of itself and its subsidiaries (together, the “Company”) to                                                   (the “Employee”), who is an employee of the Company.

WHEREAS, the Board of Directors of the Company on July 26, 2000, adopted, with subsequent approval by the shareholders on September 15, 2000, the 2000 Stock Option Plan of Casey’s General Stores, Inc. (the “Plan”); and

WHEREAS, the Plan provides for the granting of incentive stock options by the Compensation Committee of the Board of Directors (the “Committee”) to directors, officers and key employees of the Company (excluding members of the Board who are not full-time salaried officers or employees) to purchase, or to exercise certain rights with respect to, shares of Common Stock of the Company (the “Common Stock”), in accordance with the terms and conditions thereof; and

WHEREAS, the Committee considers the Employee to be a person who is eligible for a grant of incentive stock options under the Plan, and has determined that it would be in the best interests of the Company to grant the incentive stock options documented herein.

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

1. Grant of Option. Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Employee, as of the Date of Grant, an option to purchase up to                                                               (                    ) shares of Common Stock at a price of $                     per share (the “Option”), which the parties agree was the fair market value thereof on the Date of Grant. The Option is intended by the parties hereto to be, and shall be treated as, an incentive stock option as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercise of Option. Notwithstanding anything in the Plan to the contrary, the Option may be exercised by Employee at any time, and from time to time, on and after July 5, 2010, in whole or in part, until the termination thereof as provided in paragraph 4 hereof; provided, however, that the aggregate fair market value (determined as of the Date of Grant) of the Common Stock for which the Option is exercisable for the first time by Employee during any calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

3. Change of Control. In the event of a change in control of the Company prior to the exercise of Options granted hereunder, but after the Employee has completed one year of continuous employment subsequent to the Date of Grant Option, all outstanding Options granted hereunder shall immediately become fully vested and exercisable notwithstanding any provisions of the Plan or anything in paragraph 2 above to the contrary.

For purposes of this paragraph 3, a change in control shall be deemed to have occurred on the earlier of the following dates:

(a)	The date any entity or person (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) shall have become the beneficial owner of, or shall have obtained voting control over, twenty percent (20%) or more of the outstanding Common Stock of the Company;

(b)	The date the shareholders of the Company approve a definitive agreement (i) to merge or consolidate the Company with or into another corporation, in which the Company is not the continuing or surviving corporation or pursuant to which any Common Stock of the Company would be converted into cash, securities or other property of another corporation, other than a merger of the Company in which holders of common shares immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (ii) to sell or otherwise dispose of all or substantially all the assets of the Company; or

(c)	The date there shall have been a change in a majority of the Board of Directors of the Company within a twelve (12) month period beginning after the Date of Grant, unless the nomination for election by the Company’s shareholders of each new director was approved by the vote of three-fourths of the directors then still in office who were in office at the beginning of the twelve (12) month period.

4. Method of Exercise. The Option shall be exercised by written notice directed to the Secretary of the Company, acting on behalf of the Committee, stating the number of shares with respect to which the Option is being exercised and the expected date of purchase, which date shall be at least five days after the giving of such notice unless an earlier time shall have been mutually agreed upon. Shares of Common Stock purchased under the Option shall be paid for in full at the time of purchase. Such payment shall be made in cash, and no shares shall be issued or delivered until full payment therefor has been made. Upon receipt of such payment, the Company shall make immediate delivery of such shares; provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

5. Termination of Option. Except as herein otherwise stated, the Option to the extent not heretofore exercised shall terminate upon the first to occur of the following dates:

(a) The expiration of three (3) months after the date on which Employee’s employment by the Company is terminated (except if such termination be by reason of death or for deliberate, willful or gross misconduct);

(b) In the event of Employee’s death while in the employ of the Company, the legal representatives or beneficiaries of Employee may exercise, within twelve (12) months following the date of Employee’s death, the Option as to those shares of Common Stock subject to the Option at the time of Employee’s death, unless the Committee shall determine in a specific case that particular limitations under the Plan shall not apply;

(c) If Employee’s employment is terminated for deliberate, willful or gross misconduct, as determined by the Committee, all rights under this Option shall expire upon receipt by Employee of the notice of such termination; or

(d) July 5, 2015 (being the expiration of ten (10) years from the Date of Grant).

6. Adjustment of Option. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall make such adjustment as it deems to be equitable in the number and kind of shares of Common Stock subject to the Option or in the Option price; provided, however, that no such adjustment shall give the Employee any additional benefits under the Option.

7. No Rights of Shareholders. Neither the Employee nor any personal representative shall be, or shall have any of the rights or privileges of, a shareholder of the Company with respect to any shares of Common Stock purchasable or issuable upon the exercise of the Option, in whole or in part, until the shares of Common Stock are issued by the Company.

8. Non-Transferability of Option. During the Employee’s lifetime, the Option may be exercised only by the Employee or any guardian or legal representative of the Employee, and the Option shall not be transferable, except for exercise by the Employee’s legal representatives or beneficiaries as provided in the Plan, nor shall the Option be subject to attachment, execution or other similar process. In the event of (i) any attempt by the Employee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (ii) the levy of any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Employee and it shall thereupon become null and void.

9. Employment Not Affected. The granting of the Option or its exercise shall not be construed as granting to the Employee any right with respect to continuation of employment by the Company. Except as may otherwise be limited by a written agreement between the Company and the Employee, the right of the Company to terminate at will the Employee’s employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by the Company, as the employer of the Employee, and acknowledged by the Employee.

10. Notice. Any notice to the Company provided for in this instrument shall be addressed to it in care of its Secretary at its executive offices at One Convenience Boulevard, Ankeny, Iowa 50021, and any notice to the Employee shall be addressed to the Employee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage pre-paid, or delivered in person.

11. Incorporation of Plan by Reference. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. In the event there is any conflict between the Plan and this instrument, the terms of this instrument shall control. The Committee shall interpret and construe the Plan and this instrument, and its interpretation and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder with respect to any issue arising hereunder or thereunder.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Grant of Incentive Stock Option, and the Employee has placed his or her signature hereon, effective as of the Date of Grant.

CASEY’S GENERAL STORES, INC.

By:
Ronald M. Lamb,
Chief Executive Officer

ATTEST:

By:
John G. Harmon, Senior Vice President
and Secretary

ACCEPTED AND AGREED TO:

EMPLOYEE

By:
(Signature)

(Print Name Here)